Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the Third Quarter 2021

November 3, 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the third quarter 2021.

Recent Highlights

●	Record quarter for procedures performed using Senhance® Surgical Systems, growing 47% over the prior year
●	Four Senhance Surgical Programs recently initiated, three in Japan and one in Russia
●

Received FDA 510(k) clearance for expanded capabilities of the Intelligent Surgical UnitTM (ISUTM), including first-of-its-kind 3D measurement, digital tagging, image enhancement, and enhanced camera control

●	Received FDA 510(k) clearance for 5 mm articulating instruments
●	Six Senhance programs initiated year to date

“We are very proud of our recent performance as we continued to make significant progress towards our strategic focus areas despite the meaningful challenges we faced during the quarter as a result of the most recent COVID spike which impacted all of our key geographies. We have seen a recent acceleration of new system installations as well as strong system utilization trends, which we believe reinforces that there is strong demand in the market for an innovative surgical platform that brings new capabilities to the operating room, and that surgeons who have adopted Senhance are finding its unique combination of surgical intelligence and foundational laparoscopic movements both compelling and advantageous for themselves and their patients,” said Anthony Fernando, President and CEO of Asensus Surgical. “As we look to the balance of 2021 and into 2022, we plan to continue this momentum to drive increased global adoption and advance the capabilities of Senhance to deliver on the promise of Performance-Guided Surgery.”

Commercial and Clinical Update

Procedure Volume Trends

During the third quarter of 2021, procedure volumes increased by over 47% compared to the prior year quarter, primarily driven by growth in Europe and the United States. Sequentially, compared to the second quarter of 2021, procedure volumes increased by 5%. Over 1,500 procedures have been completed year to date, bringing total Senhance procedures to over 5,500 globally.

New Senhance Program Initiations

The Company recently announced four new Senhance Robotic Surgery Program initiations. Three Japanese hospitals entered into agreements to lease a Senhance Surgical System, bringing the total number of Senhance programs in Japan to seven. The fourth program initiation was in Russia, following a hospital’s purchase of a Senhance Surgical System. This represents the first Senhance Surgical System to be utilized in Russia.

Year to date, six new Senhance programs have been initiated. For the full year 2021, the Company continues to expect to initiate 10 - 12 new Senhance programs.

Expanded Global ISU Machine Vision Capabilities

In September, the Company announced that it received 510(k) clearance from the FDA for an expansion of machine vision capabilities on the previously cleared Intelligent Surgical Unit (ISU). The ISU is utilized with the Company’s Senhance Surgical System which enables Digital Laparoscopy. The initial features of the ISU enable machine vision-driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field, and allow a surgeon to change the visualized field of view using the movement of their instruments. The newest ISU features expand upon these capabilities and introduce more advanced features including: 3D measurement, digital tagging, image enhancement, and enhanced camera control based on real-time data from anatomical structures while performing surgery. This will be the first time any of these features will be clinically available in soft-tissue abdominal surgery.

Articulating Instrument Clearance

In July, the Company announced that it had received 510(k) clearance for 5 mm articulating instruments, which offer better access to difficult-to-reach areas of the anatomy.

Third Quarter Financial Results

For the three months ended September 30, 2021, the Company reported revenue of $2.6 million as compared to revenue of $0.8 million in the three months ended September 30, 2020. Revenue in the third quarter of 2021 included $1.4 million in Senhance system revenue, $0.8 million in instruments and accessories, and $0.4 million in services.

For the three months ended September 30, 2021, total operating expenses were $16.7 million, as compared to $14.6 million in the three months ended September 30, 2020.

For the three months ended September 30, 2021, net loss was $16.1 million, or $0.07 per common share, as compared to a net loss of $15.1 million, or $0.15 per common share, in the three months ended September 30, 2020.

For the three months ended September 30, 2021, the adjusted net loss of $14.3 million, or $0.06 per common share, as compared to an adjusted net loss of $11.9 million, or $0.12 per common share in the three months ended September 30, 2020, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, and employee retention tax credit, all of which are non-cash charges. Adjusted net loss is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

Balance Sheet Updates

The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash of approximately $147.9 million as of September 30, 2021.

Conference Call

Asensus Surgical, Inc. will host a conference call on Wednesday, November 3, 2021, at 4:30 PM ET to discuss its third quarter 2021 operating and financial results. To listen to the conference call on your telephone, please dial 1-855-327-6837 for domestic callers and 1-631-891-4304 for international callers, and reference conference ID 10016621 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking the clinical intelligence to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, gain on extinguishment of debt, employee retention tax credit and for 2020, restructuring and other charges, deemed dividend related to beneficial conversion feature of preferred stock, and deemed dividend relating to conversion of preferred stock into common stock. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance Surgical System, as well as 2021 third quarter results and plans for the balance of 2021 and into 2022. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the recent acceleration of new system installations, as well as strong utilization trends reinforces that there is strong demand in the market for an innovative surgical platform that brings new capabilities to the operating room, whether we can continue with our current momentum to drive increased global adoption and advance capabilities of the Senhance Surgical System to deliver on the promise of Performance-Guided Surgery and whether we are able install 10-12 new Senhance Surgical Systems for the full year 2021. For a discussion of the risks and uncertainties associated with Asensus Surgical's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020, which we filed with the SEC on March 11, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Product	$2,176	$436	$4,576	$992
Service	395	378	1,180	1,076
Total revenue	2,571	814	5,756	2,068
Cost of revenue:
Product	2,659	720	6,517	2,353
Service	691	703	2,292	2,220
Total cost of revenue	3,350	1,423	8,809	4,573
Gross loss	(779)	(609)	(3,053)	(2,505)
Operating Expenses:
Research and development	4,469	4,673	12,773	12,867
Sales and marketing	3,551	3,136	10,166	10,291
General and administrative	5,557	3,462	13,397	10,426
Amortization of intangible assets	2,804	2,780	8,533	7,964
Change in fair value of contingent consideration	278	502	1,013	1,770
Restructuring and other charges	—	—	—	858
Total Operating Expenses	16,659	14,553	45,882	44,176
Operating Loss	(17,438)	(15,162)	(48,935)	(46,681)
Other Income (Expense):
Gain on extinguishment of debt	—	—	2,847	—
Change in fair value of warrant liabilities	—	63	(1,981)	(206)
Interest income	122	3	253	34
Interest expense	(65)	—	(77)	—
Employee retention tax credit	1,311	—	1,311	—
Other income (expense), net	33	16	(3)	(54)
Total Other Income (Expense), net	1,401	82	2,350	(226)
Loss before income taxes	(16,037)	(15,080)	(46,585)	(46,907)
Income tax (expense) benefit	(32)	(2)	4	1,386
Net loss	(16,069)	(15,082)	(46,581)	(45,521)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(412)
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	(299)
Net loss attributable to common stockholders	(16,069)	(15,082)	(46,581)	(46,232)
Comprehensive loss:
Net loss	(16,069)	(15,082)	(46,581)	(45,521)
Foreign currency translation (loss) gain	(931)	2,101	(2,397)	2,191
Unrealized loss on available-for-sale investments	(53)	—	(53)	—
Comprehensive loss	$(17,053)	$(12,981)	$(49,031)	$(43,330)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.07)	$(0.15)	$(0.21)	$(0.77)

Weighted average number of shares used in computing net loss per common share – basic and diluted	234,337	97,538	224,300	59,737

Asensus Surgical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$59,779	$16,363
Short-term investments, available-for-sale	57,972	—
Accounts receivable, net	955	1,115
Inventories	11,954	10,034
Prepaid expenses	2,209	3,535
Employee retention tax credit receivable	1,311	—
Other current assets	627	2,966
Total Current Assets	134,807	34,013
Restricted cash	1,153	1,166
Long-term investments, available-for-sale	30,142	—
Inventories, net of current portion	5,963	8,813
Property and equipment, net	9,911	10,342
Intellectual property, net	12,820	22,267
Net deferred tax assets	287	307
Operating lease right-of-use assets, net	4,328	1,164
Other long-term assets	348	186
Total Assets	$199,759	$78,258
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,231	$1,965
Accrued expenses	4,841	5,615
Operating lease liabilities – current portion	671	686
Deferred revenue	678	789
Notes payable – current portion, net of debt discount	—	1,228
Total Current Liabilities	9,421	10,283
Long Term Liabilities:
Contingent consideration	4,949	3,936
Noncurrent operating lease liabilities	3,888	628
Notes payable, less current portion	—	1,587
Warrant liabilities	—	255
Total Liabilities	18,258	16,689
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2021 and December 31, 2020; 234,370,083 and 116,231,072 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	234	116
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	950,242	781,397
Accumulated deficit	(769,493)	(722,912)
Accumulated other comprehensive income	518	2,968
Total Stockholders’ Equity	181,501	61,569
Total Liabilities and Stockholders’ Equity	$199,759	$78,258

Asensus Surgical, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Operating Activities:
Net loss	$(46,581)	$(45,521)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	2,416	2,015
Amortization of intangible assets	8,533	7,964
Amortization of discounts and premiums on investments, net	65	—
Stock-based compensation	6,589	5,800
Gain on extinguishment of debt	(2,847)	—
Deferred tax benefit	(4)	(1,386)
Write down of inventory	377	—
Change in fair value of warrant liabilities	1,981	206
Change in fair value of contingent consideration	1,013	1,770
Changes in operating assets and liabilities:
Accounts receivable	113	(252)
Inventories	(1,941)	(4,410)
Operating lease right-of-use assets	(3,174)	(1,045)
Prepaid expenses	1,220	1,269
Employee retention tax credit receivable	(1,311)	—
Other current and long term assets	2,098	2,009
Accounts payable	1,376	(706)
Accrued expenses	(588)	(1,772)
Deferred revenue	(81)	(56)
Operating lease liabilities	3,259	1,115
Other long term liabilities	—	(910)
Net cash and cash equivalents used in operating activities	(27,487)	(33,910)
Investing Activities:
Purchase of available-for-sale investments	(88,232)	—
Purchase of property and equipment	(838)	(3)
Net cash and cash equivalents used in investing activities	(89,070)	(3)
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	—	13,525
Proceeds from issuance of common stock, net of issuance costs	130,361	24,861
Proceeds from notes payable, net of issuance costs	—	2,815
Taxes paid related to net share settlement of vesting of restricted stock units	(1,058)	(33)
Payment of contingent consideration	—	(74)
Proceeds from exercise of stock options and warrants	30,838	3,340
Net cash and cash equivalents provided by financing activities	160,141	44,434
Effect of exchange rate changes on cash and cash equivalents	(181)	30
Net increase in cash, cash equivalents and restricted cash	43,403	10,551
Cash, cash equivalents and restricted cash, beginning of period	17,529	10,567
Cash, cash equivalents and restricted cash, end of period	$60,932	$21,118

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$2,156	$5,839
Reclass of warrant liability to common stock and additional paid-in-capital	$2,236	$—
Lease liabilities arising from obtaining right-of-use assets	$3,857	$—
Exchange of common stock for Series B Warrants	$—	$2,470
Transfer of in-process research and development to intellectual property	$—	$2,425
Conversion of preferred stock to common stock	$—	$79

Asensus Surgical, Inc.

Reconciliation of Non-GAAP Measures

Adjusted Net Loss and Net Loss per Share

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss attributable to common stockholders (GAAP)	(16,069)	$(15,082)	$(46,581)	$(46,232)

Adjustments
Amortization of intangible assets	2,804	2,780	8,533	7,964
Change in fair value of contingent consideration	278	502	1,013	1,770
Change in fair value of warrant liabilities	—	(63)	1,981	206
Restructuring and other charges	—	—	—	858
Gain on extinguishment of debt	—	—	(2,847)	—
Employee retention tax credit	(1,311)	—	(1,311)	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	412
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	299
Adjusted net loss attributable to common stockholders (Non-GAAP)	(14,298)	$(11,863)	$(39,212)	$(34,723)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss per share attributable to common stockholders (GAAP)	(0.07)	$(0.15)	$(0.21)	$(0.77)

Adjustments
Amortization of intangible assets	0.01	0.03	0.04	0.13
Change in fair value of contingent consideration	0.01	0.00	0.01	0.03
Change in fair value of warrant liabilities	—	0.00	0.01	0.00
Restructuring and other charges	—	—	—	0.01
Gain on extinguishment of debt	—	—	(0.01)	—
Employee retention tax credit	(0.01)	—	(0.01)	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	0.01
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	(0.06)	$(0.12)	$(0.17)	$(0.58)

The non-GAAP financial measures for the three and nine months ended September 30, 2021 and 2020 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones, and volatility. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)   Beginning in the fourth quarter of 2019 and continuing into the first quarter of 2020, we implemented a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During the first quarter of 2020, the Company continued the restructuring efforts with additional headcount reductions, which resulted in $0.9 million in severance costs in the nine months ended September 30, 2020.

e) During the second quarter of 2021, the Company received notification from the U.S. Small Business Administration (the “SBA”) that the principal amount of its Paycheck Protection Program loan (“PPP loan”) of $2.8 million and related interest had been forgiven.  Gain on extinguishment of debt of $2.8 million was recognized for the three and nine months ended September 30, 2021 in the condensed consolidated statement of operations and comprehensive loss.

f) During the third quarter of 2021, the Company submitted a refund for incurred employee payroll taxes of $1.3 million under the Employee Retention Tax Credit provision as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). A corresponding tax credit receivable of $1.3 million was recorded on the condensed consolidated balance sheet at September 30, 2021.

g) During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the Series A preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to loss available to common stockholders for the nine months ended September 30, 2020. Upon conversion of the Series A preferred stock to common stock during the three months ended September 30, 2020, an additional deemed dividend of $0.3 million was recorded as an immediate charge to loss available to common stockholders for the three and nine months ended September 30, 2020.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer, 858-354-8850

CG Life

kschaeffer@cglife.com